UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2007

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

363 North Sam Houston Parkway East, Suite 630, Houston, Texas 77060

(Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Nova Biofuels Seneca, LLC, a Delaware limited liability company (“Nova Seneca”) and subsidiary of Nova Biosource Fuels, Inc., a Nevada corporation (the “Company”), entered into a Credit Agreement, dated as of December 26, 2007 (the “Credit Agreement”), among Nova Seneca, the Lenders party thereto, WestLB AG, New York Branch, as administrative agent for the Lenders, WestLB AG, New York Branch, as Issuing Bank with respect to the Letters of Credit, WestLB AG, New York Branch, as collateral agent for the Senior Secured Parties, WestLB AG, New York Branch, as lead arranger and sole bookrunner, and Sterling Bank, a Texas banking corporation, as accounts bank. The Credit Agreement provides for (1) a construction loan facility in an aggregate amount of up to $36.0 million, which matures on the earlier of September 30, 2008 and the date the construction loans made thereunder are converted into term loans (the “Conversion Date”), (2) a term loan facility in an aggregate amount of up to $36.0 million, which matures on the date that is the earlier of 60 months after the Conversion Date or August 30, 2013, and (3) a working capital and letter of credit facility in an aggregate amount of up to $5.0 million which matures on the quarterly payment date that is 12 months after the Conversion Date (or, if earlier, 90 days after all construction loans and term loans have been paid in full). In addition, Nova Seneca has the ability from time to time to renew all or a portion of the commitments of the lenders under the working capital and letter of credit facility, subject to the approval of the applicable lender. The primary purpose of the credit facility is to provide debt financing in connection with the development, construction, installation, engineering, procurement, design, testing, start-up, operation and maintenance of Nova Seneca’s 60 million gallon per year biodiesel refinery located in Seneca, Illinois.

During the term of the working capital and letter of credit facility, Nova Seneca may borrow, repay and re-borrow amounts available under the working capital and letter of credit facility. Loans made under the construction loan or the term loan facility may not be re-borrowed once repaid or prepaid. Loans made under the construction loan facility do not amortize, and are fully due and payable on their maturity date. The term loan facility is intended to refinance the loans made under the construction loan facility. Loans made under the term loan facility amortize at a rate of 1.5% per quarter from and after the Conversion Date, and the remaining principal amounts are fully due and payable on their maturity date. Loans made under the working capital and letter of credit facility are fully due and payable on their maturity date.

Nova Seneca has the option to select floating or periodic fixed-rate loans under the terms of the Credit Agreement. Depending upon the type of loan, loans under the Credit Agreement bear interest at rates ranging from 3.0% to 4.0% over the selected fixed or floating interest rate. Interest on fixed rate loans is payable quarterly in arrears, while interest on the various floating rate loans available under the credit facility is payable quarterly (or if earlier at the end of selected interest periods of one, two, three, or six months).

Nova Seneca pays a quarterly commitment fee of 0.5% per annum of the unused portion of the construction loan facility and the working capital and letter of credit facility. In addition to the quarterly commitment fee described above, Nova Seneca is also required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

Borrowings and Nova Seneca’s other obligations under the credit facility and any related interest rate hedging agreements will be secured by a first-priority security interest in all of the equity interests in Nova Seneca and substantially all the assets of Nova Seneca.

Loans outstanding under the Credit Agreement are subject to mandatory prepayment in certain circumstances, including, but not limited to, mandatory prepayments based upon receipt of certain proceeds of asset sales, casualty proceeds and termination payments, as well as required quarterly cash sweeps. In addition, Nova Seneca must prepay loans under the working capital and letter of credit facility from time to time if the prevailing borrowing base is less than the aggregate amount of such loans.

Loans and letters of credit under the credit facility are subject to satisfaction or waiver of specified conditions precedent, including, among others, the absence of a material adverse effect; the absence of defaults or events of default; the accuracy of certain representations and warranties; payment of fees and expenses; the expenditure of the required equity contribution of approximately $44.7 million; the receipt of required consents, contracts, permits, reports and insurance; and certain certifications from the independent engineer in respect of the technical and economic viability of the project, the reasonableness of the construction budget, the appropriateness of performance tests, minimum performance criteria and performance guarantee, operating performance and cost assumptions, confirmation of environmental compliance, confirmation of receipt of environmental permits and construction progress.

The Credit Agreement and the related loan documentation include, among other terms and conditions, limitations (subject to specified exclusions) on Nova Seneca’s ability to make asset dispositions; merge or consolidate with or into another person or entity; create, incur, assume or be liable for indebtedness; create, incur or allow liens on any property or assets; make investments; declare or make specified restricted payments or dividends; enter into new material agreements; modify or terminate material agreements; enter into transactions with affiliates; change its line of business; and establish bank accounts. In addition, the Credit Agreement and the related loan documentation, among other terms and conditions, require (subject to specified exclusions) Nova Seneca to complete its biodiesel plant by September 30, 2008; maintain adequate and specified insurance; maintain its separate existence from its affiliates (including the Company); provide the Lenders with a first-priority security interest in the collateral; maintain an interest rate and commodity hedge protection program; and comply with laws and permits.

The repayment obligations under the Credit Agreement may accelerate upon the occurrence of and failure to cure, within the applicable grace period, specified events of default, including, among other things, failure of Nova Seneca to pay principal or interest when due; breach by Nova Seneca of any representation or warranty; non-performance of Nova Seneca of certain covenants and obligations; non-performance of any loan party or major project party of certain covenants and obligations; failure of Nova Seneca to begin commercial operation of the biodiesel facility prior to September 30, 2008; certain cross-defaults by any loan party or major project party; any judgment against a loan party or major project party expected to have a material adverse effect or any judgment against Nova Seneca, the Company or Nova Holding Seneca, LLC, an affiliate of Nova Seneca, in excess of $1 million; certain ERISA events; the bankruptcy or insolvency of any loan party or major project party; termination of or breach by Nova Seneca or any major project party of any project documents; failure of Nova Seneca to obtain, renew, maintain, or comply in all material respects with any necessary governmental approval; the unenforceability of any financing document or material provision thereof; the existence of an environmental claim against Nova Seneca, the project or any environmental affiliate or any action or inaction that is likely to bring about such a claim; the damage, seizure or appropriation of any of the collateral if not repaired, replaced, rebuilt or refurbished; abandonment of the project by Nova Seneca; loss of any material portion of the project as a result of a taking by a governmental authority or damage or destruction; and a change in control of Nova Seneca or Nova Holding Seneca, LLC.

The Company’s aggregate transaction expenses (including structuring, arrangement and syndication fees and legal costs) in connection with the negotiation, documentation and closing of the credit facility are estimated to be approximately $2.1 million. In addition, Nova Seneca is responsible for certain of the agent’s, the lenders’ and their consultants’ and legal counsel’s on-going costs and expenses related to the credit facility.

The description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 26, 2007, the Company, through a subsidiary, obtained a construction, term and working capital loan facility by entering into the Credit Agreement, as described above under Item 1.01.  The disclosures contained above under Item 1.01 are incorporated herein by reference.

ITEM 7.01 REGULATION FD DISCLOSURE

Attached hereto as Exhibit 99.1 is a news release issued by Nova Biosource Fuels, Inc.

The information contained in Item 7.01 of this report and in Exhibits 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1

Credit Agreement, dated as of December 26, 2007, among Nova Biofuels Seneca, LLC, the Lenders party thereto, WestLB AG, New York Branch, as administrative agent for the Lenders, WestLB AG, New York Branch, as issuing bank with respect to the letters of credit, WestLB AG, New York Branch, as collateral agent for the senior secured parties, WestLB AG, New York Branch, as lead arranger and sole bookrunner, and Sterling Bank, a Texas banking corporation, as accounts bank

99.1	News Release dated January 2, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

Date: January 2, 2008

EXHIBIT INDEX

10.1

Credit Agreement, dated as of December 26, 2007, among Nova Biofuels Seneca, LLC, the Lenders party thereto, WestLB AG, New York Branch, as administrative agent for the Lenders, WestLB AG, New York Branch, as issuing bank with respect to the letters of credit, WestLB AG, New York Branch, as collateral agent for the senior secured parties, WestLB AG, New York Branch, as lead arranger and sole bookrunner, and Sterling Bank, a Texas banking corporation, as accounts bank

99.1	News Release dated January 2, 2008